Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the inclusion of our report dated March 10, 2017 with respect to the financial statements of Hartford Funds Exchange-Traded Trust (comprising, respectively, the Hartford Corporate Bond ETF series and Hartford Quality Bond ETF series) as of March 1, 2017 in the Registration Statement on Form N-1A (File No. 333-215165) of the Hartford Funds Exchange-Traded Trust.

/s/ Ernst & Young LLP

New York, New York

March 10, 2017